EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Lazare Kaplan International Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-153220 No. 333-98955, No. 333-92077, No. 333-52303 and No. 333-40225) of Lazare Kaplan International of our report dated September 4, 2008, relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K that was filed with the SEC on September 9, 2008 on Form 10-K. We also consent to the incorporation by reference of our report dated September 4, 2008 relating to the financial statement schedule, which appears in the Form 10-K filed with the SEC on September 9, 2008.

/s/ BDO Seidman, LLP

New York, NY October 20, 2008